Exhibit 99.1

Brandywine West, 1521 Concord Pike, Suite 301 Wilmington, DE 19803

N E W S  R E L E A S E

Contact: Keya Epps Manager, Investor Relations (302) 778-8227 Elise A. Garofalo Treasurer and Director, Investor Relations (302) 778-8227

GrafTech Reports First Quarter 2005 Results

        Wilmington, DE – May 5, 2005 – GrafTech International Ltd. (NYSE:GTI) today announced financial results for the quarter ended March 31, 2005.

First Quarter 2005 Summary

o	Net sales increased over seven percent, to $211 million, versus $197 million in the first quarter of 2004.

o	Graphite electrode sales volume for the quarter was 47.3 thousand metric tons.

o	Average graphite electrode sales revenue per metric ton increased over 13 percent, to $2,815.

o	Electronic thermal management (ETM) net sales of $4.5 million were more than double net sales of $2 million achieved during the first quarter of 2004.

o	Gross profit increased nine percent, to $49 million, versus $45 million for the first quarter of 2004.

o	Selling, general and administrative and research and development expenses together totaled $28 million while interest expense was $12 million, both in line with the company’s first quarter and full year guidance.

o	Net income for the quarter was approximately $2 million, or $0.02 per diluted share, versus breakeven for the first quarter of 2004.

o	Income before special items was $6 million, or $0.06 per diluted share, versus $8 million before similar items in the first quarter of 2004. (See attached reconciliation of net income.)

o	Free cash flow before antitrust and restructuring payments (see attached reconciliation of free cash flow) was a net use of $18 million, primarily due to the net use of cash for scheduled interest payments of $21 million and planned increases in inventory of $22 million. The company is on track to achieve its full year objective of generating a positive $25 million of free cash flow before antitrust and restructuring payments.

o	GTI’s advanced energy technology business penetrated new end markets, including satellite communications and digital television broadcast communications with its thermal management solutions.

        GTI Chief Executive Officer Craig Shular commented, “We grew our revenues across all three lines of business during the first quarter of 2005. Graphite electrode shipments were slightly higher than plan, although lower than the first quarter of 2004, as expected. We continued commercializing our ETM solutions, adding two premier customers, Hewlett Packard and Toshiba, to our portfolio of ultra-lightweight laptop producers. ETM sales grew from $2 million in the first quarter of 2004 to $4.5 million in the first quarter of 2005. Our first quarter results were in line with our 2005 guidance.”

Synthetic Graphite Line Of Business

(Graphite electrodes, cathodes and advanced synthetic graphite products)

        The synthetic graphite line of business had net sales of $185 million during the first quarter of 2005 as compared to $174 million during the same period in the prior year. The increase was primarily due to higher graphite electrode sales prices. Average graphite electrode revenue per metric ton increased over 13 percent to $2,815 for the first quarter of 2005, versus $2,485 for the first quarter of 2004, partially offset by a seven percent decrease in sales volume. Graphite electrode sales volume was 47.3 thousand metric tons, as compared to 50.6 thousand metric tons in the first quarter of 2004. Graphite electrode sales volume for the first quarter of 2005 was lower than the prior year primarily as a result of customers maximizing volumes in the fourth quarter of 2004 and GTI’s price initiatives. The company also experienced stronger sales in its advanced synthetic graphite materials business.

        Gross profit for the synthetic graphite line of business was $44 million in the first quarter of 2005, representing an increase of over seven percent as compared to first quarter 2004 gross profit of $41 million. The increase in gross profit was primarily due to higher graphite electrode net sales. This improvement was partially offset by increased costs, in line with the company’s guidance, and a less favorable cathode product mix. Continued weakness in the U.S. dollar reduced gross profit by approximately $2 million ($1 million after tax or $0.01 per share) as compared to the first quarter of 2004.

Other Lines Of Business

(Natural graphite (AET) and advanced carbon materials lines of business)

        Net sales for GTI’s other businesses increased 13 percent to $26 million as compared to $23 million in the first quarter of 2004. The increase in net sales was primarily due to an increase in ETM sales from $2 million in first quarter of 2004 to $4.5 million in the first quarter of 2005. Gross profit for the company’s other lines of business was $5 million, or 18.6 percent of net sales, as compared to $4 million, or 17.6 percent of net sales, in the first quarter of 2004. Gross profit increased primarily due to higher net sales. ETM first quarter highlights include:

o	eGRAF® SpreaderShield™ product was designed into both Toshiba and Hewlett Packard’s new ultra-lightweight laptops. GTI continues to add to previously announced approvals from Sony (X505), Panasonic (Y2), Dell (Lattitude X1) and others, securing substantially all of the new business in this ultra-lightweight laptop segment; and

o	eGRAF® high performance heat sinks have been approved in two new market segments with:

o	Codan for high frequency radio and satellite broadcasting base stations; and

o	Rohde & Schwartz for power amplifiers used for digital television broadcast communications.

        During the first quarter of 2005, GTI hired 15 employees, for a total of 23 new employees since the third quarter of 2004. These employees will focus primarily on ETM product development, and sales and marketing as GTI continues to leverage its success to penetrate new customers and market opportunities.

Corporate

        Selling, general and administrative and research and development expenses were $28 million in the first quarter of 2005, in line with the company’s guidance, as compared to $25 million in the fourth quarter of 2004. The increase was primarily due to higher estimates for 2005 variable compensation and, to a lesser extent, research and development costs associated with ETM solutions, partially offset by lower administrative costs, including lower employee benefit expenses from cost reduction initiatives, and lower Sarbanes-Oxley compliance costs, as compared to the Company's fourth quarter of 2004.

        Other Expense, net, was $6 million in the first quarter of 2005, primarily as a result of $7 million of currency exchange losses, primarily associated with Euro-denominated intercompany loans, and $2 million for the write-off of previously capitalized financing fees associated with our recent refinancing. These costs were partially offset by a favorable $3 million, non-cash fair value adjustment on the company’s convertible debenture’s redemption make-whole option. In the first quarter of 2004, Other Expense, net, was $13 million, and included a $6 million loss on the reduction of $43 million of senior notes, $2 million of currency exchange losses, primarily associated with Euro-denominated intercompany loans, a $2 million charge for legal, environmental and other related assets, and $3 million of bank and other financing fees and various other costs.

        Interest expense was $12 million in both the first quarter of 2005 and in the fourth quarter of 2004. The company expects interest expense of approximately $49 million for 2005 based on current market expectations of future LIBOR rates.

        Provision for income tax expense was $1 million in the first quarter of 2005. The effective tax rate for the quarter was approximately 37 percent, in line with the company’s guidance.

        Free cash flow in the first quarter of 2005 before antitrust and restructuring payments was a net use of $18 million, primarily due to the use of cash for scheduled interest payments of $21 million and planned increases in inventory of $22 million. These work in process and finished inventories, positioned throughout our facilities, are necessary to enhance the reliability and stability of our graphite electrode network, increase productivity and reduce overtime and distribution costs. Free cash flow before antitrust and restructuring payments also includes capital expenditures of $11 million in the first quarter of 2005. Other uses of cash were $3 million for antitrust obligations and $3 million for restructuring payments. This net use of cash is consistent with the first quarter plan and the company’s full year objective of generating positive free cash flow, before antitrust and restructuring payments, of $25 million.

        Net debt was $664 million at March 31, 2005. During the first quarter of 2005, GTI refinanced its revolving credit facility, securing $215 million of availability, lower interest rates and expanded business flexibility. The costs for the refinancing of $4 million and an additional $3 million to exit certain interest rate swaps were also paid during the first quarter, both of which were capitalized and will be amortized to interest expense over the life of the related debt. In the first quarter of 2005, GTI sold $165 million notional amount of interest rate swaps and immediately thereafter purchased $150 million of new swaps with a different counterparty, reducing the company’s potential collateral requirements. At March 31, 2005, GTI had $435 million of notional amount of interest rate swaps outstanding.

Outlook

        Craig Shular commented, “Although we have noted instances of softening steel production in certain segments, including several mills opting to take extended or earlier than planned maintenance downtime, we remain cautiously optimistic about 2005 steel production levels as previously rising steel inventories appear to be declining. We believe underlying steel demand remains strong and should continue reducing the steel inventory overhang during the second quarter.”

        Mr. Shular continued, “Our second quarter average graphite electrode revenue per metric ton is estimated at approximately $2,925 and our graphite electrode sales volume is expected to be approximately 50 thousand metric tons. Our production costs remain in line with our plan. We expect sequential growth in each of our last two quarters, both in earnings and free cash flow, as higher sales volumes are realized.”

RECAP COMPANY GUIDANCE
Dollars in millions, except per ton data and percentages	2005E	Q205E

Total net sales increase vs. 2004	+10%
ETM net sales guidance	$18-20
GE average revenue per metric ton	$2,900-$3,000	$ 2,925
GE sales volume in metric tons	210,000	50,000
Graphite electrode cost increase	+10-12%	+10-12%
Non GE business gross profit growth	$5-7	Flat vs.Q2 04

Interest expense	$ 49	$ 12-13
Tax rate	36-38%
Total SG&A and R&D	$108-$112	$ 27-28
Capital expenditures	$45-50

Working capital use of cash	$25-30
Restructuring payments	$6
Antitrust payments	$ 17	$5
Refinancing costs	$4	$1
Diluted shares	112.6	112.6

        GTI expects 2005 free cash flow before antitrust and restructuring payments to be $25 million, or an $82 million increase from 2004.

Dollars in millions	2004	2005E2	2005E vs. 2004	Three Months Ended March 31, 2005

Free Cash Flow*	($145)	$2	$147	($ 24)

Add back legacy payments
Antitrust investigations and related lawsuits
and claims, net	71	17	($ 54)	3
Restructuring payments	17	6	($ 11)	3

Free Cash Flow before legacy payments	($ 57)	$25	$82	($ 18)

*Excludes discontinued accounts receivable factoring, see attached reconciliation.

        In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EDT. The dial-in number is 800-867-0448 for domestic and 303-262-2050 for international. The conference call will be recorded and a replay will be available for 72 hours following the call by dialing 800-405-2236 for domestic and 303-590-3000 for international, pass code 11028412#. If you are unable to listen to the call or replay, the call will be archived and available for replay within two days of the original broadcast on our website at www.graftech.com under the Investor Relations section.

        GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 80 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We are the leading manufacturer in all of our major product lines, with 13 state of the art manufacturing facilities strategically located on four continents. GRAFCELL®, GRAFOIL®, and eGRAF® are our registered trademarks. For additional information on GrafTech International, call 302-778-8227 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and any related calls or discussions may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about such matters as: future production and sales of products that incorporate our products or that are produced using our products; future prices and sales of and demand for our products; future operational and financial performance; strategic plans; impacts of regional and global economic conditions; interest rate management activities; corporate and business projects; legal matters; potential offerings, repurchases and other actions regarding debt or equity securities; and future asset sales, costs, working capital, revenues, opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. References to spot prices for graphite electrodes mean prices under individual purchase orders (not part of an annual or other extended purchase arrangement) for near term delivery for use in large steel melting electric arc furnaces (as distinct from, for example, a ladle furnace or a furnace producing non-ferrous metals). We have no duty to update these statements. Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include: the possibility that global or regional economic conditions or end market conditions for our products may not improve or may worsen; the possibility that anticipated additions to EAF steel production capacity may not occur or that increases in graphite electrode manufacturing capacity may occur; the possibility that increased EAF steel production may not result in stable or increased demand for or prices or sales volumes of graphite electrodes; the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in aluminum smelting; the possibility that anticipated additions to aluminum smelting capacity may not occur or that increased production of cathodes by competitors may occur; the possibility that increased production of aluminum or stable production of cathodes by competitors may not result in stable or increased demand for or prices or sales volume of cathodes; the possibility that actual graphite electrode prices may be different than spot prices or announced prices; the possibility that consolidation of steel and aluminum producers could impact our business or industry; the possibility of delays in or failure to achieve widespread commercialization of fuel cells which use our products or that manufacturers of such fuel cells may obtain those products from other sources; the possibility of delays in or failure to achieve successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; the possibility of delays in meeting or failure to meet contractual milestones or delays in expanding or failure to expand manufacturing capacity to meet growth in demand, if any; the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others; the occurrence of unanticipated developments relating to antitrust investigations or lawsuits; the possibility that expected cost savings or price increases or adjustments may not be fully realized or that anticipated asset sales may be delayed or may not occur or result in anticipated proceeds; the possibility that the anticipated benefits from organizational changes may be delayed or may not occur or that our provision for income taxes and effective income tax rate may fluctuate significantly; the occurrence of unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, or raw material or energy supplies or cost; the possibility that changes in market prices of our common stock, senior notes or convertible senior debentures may affect de-leveraging plans or activities; changes in interest or currency exchange rates, in competitive conditions or in inflation; the possibility of changes in the appropriation of government funds or the failure to satisfy eligibility conditions to government grants; the possibility that changes in financial performance may affect our compliance with financial covenants or the amount of funds available for borrowing under our revolving credit facility; the possibility that we may not achieve the earnings or other estimates that we provide as guidance from time to time; the possibility that a business interruption may adversely affect our ability to supply our products; the possibility that a service provider to whom we outsource our business processes may fail to provide those services; and other risks and uncertainties, including those detailed in our filings with the SEC, as well as future decisions by us. References to future cost savings are based on assumptions and subject to limitations detailed in our filings with the SEC. The statements in this news release or any related discussions or calls shall not constitute an admission of liability as to any claim or lawsuit. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities. References to street or analyst earnings estimates mean those published by First Call, a service of the Thomson Financial Network.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except share data)
(Unaudited)

	At December 31, 2004	At March 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$24	$16
Accounts and notes receivable, net of allowance for doubtful accounts of $4 million at December 31, 2004 and March 31, 2005	206	176
Inventories:
Raw materials and supplies	59	65
Work in process	142	150
Finished goods	24	25

	225	240
Prepaid expenses and other current assets	25	25

Total current assets	480	457
Property, plant and equipment	1,131	1,104
Less: accumulated depreciation	753	739

Net property, plant and equipment	378	365
Deferred income taxes	153	149
Goodwill	23	21
Other assets	34	37

Total assets	$1,068	$1,029

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$86	$67
Short-term debt	1	--
Accrued income and other taxes	38	32
Other accrued liabilities	99	93

Total current liabilities	224	192

Long-term debt:
Principal value	655	680
Fair value adjustment for hedge instruments	15	4
Unamortized bond premium	2	2

Total long-term debt	672	686
Other long-term obligations	149	142
Deferred income taxes	46	44
Minority stockholders’ equity in consolidated entities	30	30
Commitments & contingencies
Stockholders’ Deficit:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	--	--
Common stock, par value $.01, 150,000,000 shares authorized, 100,520,240 & 100,572,960 shares issued at December 31, 2004 and March 31, 2005, respectively	1	1
Additional paid-in capital	941	941
Accumulated other comprehensive loss	(276)	(290)
Accumulated deficit	(627)	(625)
Less: cost of common stock held in treasury, 2,451,035 shares at December 31, 2004 and 2,455,466 shares at March 31, 2005	(86)	(86)
Less: cost of common stock held in employee benefit and compensation trusts, 522,732 shares at December 31, 2004 and 518,301 shares at March 31, 2005	(6)	(6)

Total stockholders’ deficit	(53)	(65)

Total liabilities and stockholders’ deficit	$1,068	$1,029

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except share and per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2004	2005
Net Sales	$197	$211
Cost of Sales	152	162

Gross Profit	45	49
Research and development	2	2
Selling, administrative and other expenses	21	26
Restructuring Charges	1	-
Antitrust investigations and related lawsuits and claims	1	-
Other expense, net	13	6
Interest expense	7	12
Interest income	(1)	-

	44	46

Income before provision for income taxes and minority stockholders’ share of income	1	3
Provision for income taxes	1	1
Net income of consolidated entities before minority stockholders’ share of income	-	2
Less: Minority stockholders’s share of income	-	-

Net income	$-	$2

Basic earnings per share:
Net income per share	$-	$0.02
Weighted average common shares outstanding (in thousands)	93,866	97,566

* Diluted earnings per share:
Net income per share	$-	$0.02

Weighted average common shares outstanding (in thousands)	93,866	98,037

* Diluted earnings per share includes the effect of the Company’s contingently convertible debt on an “as converted basis” for all periods presented in accordance with Emerging Issue Task Issue 04-8, “The effect of Contingent Convertible Debt on Diluted Earnings Per Share” which was effective for reporting periods ending after December 15, 2004. However, the shares underlying the 1.625% Debenture were excluded from the if-converted method for the three months and year-ended March 31, 2005 as the effect would be anti-dilutive.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	Three Months Ended March 31,
	2004	2005

Cash flow from operating activities:
Net income	$-	$2
Adjustments to reconcile net income to cash used in operations:
Depreciation and amortization	9	9
Deferred income taxes	12	2
Antitrust investigations and related lawsuits and claims	1	--
Restructuring charge	1	--
Loss on exchange of common stock for senior notes	5	--
Interest expense	(3)	--
Post Retirement plan changes	(2)	(4)
Fair value adjustments on interest rate caps	2	--
Other charges, net	4	7
Increase in working capital*	(166)	(26)
Long-term assets and liabilities	(16)	(3)

Net cash used in operating activities	(153)	(13)

Cash flow from investing activities:
Capital expenditures	(10)	(11)
Proceeds from sale of assets	1	--

Net cash used in investing activities	(9)	(11)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	1	(1)
Revolving facility borrowings	--	24
Long-term debt borrowings	225	1
Long-term debt reductions	(29)	--
Sale of interest rate swap, net	--	(3)
Proceeds from exercise of stock options	5	--
Financing costs	(7)	(4)
Premium on Bond Repurchase	(1)	--

Net cash provided by financing activities	194	17

Net increase (decrease) in cash and cash equivalents	32	(7)
Effect of exchange rate changes on cash and cash equivalents	--	(1)
Cash and cash equivalents at beginning of period	34	24

Cash and cash equivalents at end of period	$66	$16

Supplemental disclosures of cash flow information:
Net cash paid during the periods for:
Interest	$18	$21

Income taxes	$4	$5

Non-cash operating, investing and financing activities:
Exchanges of common stock for senior notes which decrease long-term
debt	$35	$-
Common Stock issued to savings and pension plan trusts	$1	$-
*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable	$5	$26
Reduction in factoring of accounts receivable	(41)	--
Inventories	(12)	(22)
Prepaid expenses and other current assets	1	--
Payment for antitrust investigations and related lawsuits and claims	(71)	(3)
Restructuring payments	(13)	(3)
Decrease in accounts payable and accruals	(35)	(24)

Increase in working capital	$(166)	$(26)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SEGMENT DATA SUMMARY
(Dollars in millions)
(Unaudited)

	Three Months Ended
	March 31, 2004	December 31, 2004	March 31, 2005
NET SALES:
Synthetic Graphite	$174	$206	$185
Other	23	26	26

Total	$197	$232	$211

GROSS PROFIT:
Synthetic Graphite	$41	$51	$44
Other	4	6	5

Total	$45	$57	$49

GROSS PROFIT MARGIN:
Synthetic Graphite	23.5%	24.6%	23.7%
Other	17.6%	22.8%	18.6%

Total	22.8%	24.4%	23.0%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions, except per share data)
(Unaudited)

Net Income (Loss) and Earnings Per Share Reconciliation

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005

Net income (loss) [($0.00) and $0.02 per diluted share, respectively]	$--	$2
Adjustments, net of tax:
Restructuring and impairment	1	--
Antitrust reserve adjustment	1	--
Income (loss) excluding adjustments
	$2	$2

Plus: Other (income) expense, net, net of tax	8	4

Income (loss) excluding restructuring, impairment, antitrust reserve adjustment and other (income) expense, net
	$10	$6

Less: Interest benefit from accelerated amortization of gains on interest rate swaps, net of tax	2	--

Income (loss) excluding restructuring, impairment, antitrust reserve adjustment, other (income) expense, net, and interest benefit from accelerated amortization of gains on interest rate swaps [$0.09 and $0.06 per diluted share, respectively]	$8	$6

        The non-GAAP earnings per diluted share excludes 13.6 million shares underlying GTI’s contingent convertible debentures and approximately $1 million before and after tax of convertible debenture interest expense, as the effect would have been anti-dilutive.

        NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that the excluded items are not primarily related to core operational activities. GTI believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GTI’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

        NOTE ON RECONCILIATION OF EARNINGS, EBITDA, CASH FROM OPERATIONS, FREE CASH FLOW AND NET DEBT GUIDANCE DATA: Earnings, EBITDA, cash from operations, free cash flow and net debt guidance is provided on a GAAP basis assuming that interest rates for the remainder of 2005 are based on current market expectations of future LIBOR rates, assuming no change in currency exchange rates and excluding other (income) expense, net. GTI does not forecast changes in currency exchange rates. Changes in these rates can affect such items as net sales and cost of sales (in each case as translated into dollars) and other (income) expense, net, due to re-measurement of currency gains and losses on intercompany loans or mark-to-market adjustments on interest rate swaps and caps. To the extent that an item, that would be excluded, has been recorded in a prior period and that prior period is included in a forecast period, the recorded item is reflected for the entire forecast period at the same amount at which it was recorded in the prior period. In addition, such guidance is subject to the risks and uncertainties described under the Note on Forward-Looking Statements.

        In the 2004 fourth quarter, FASB’s Emerging Issues Task Force reached a final consensus that the dilutive effect of contingently convertible debt must be considered in calculating dilutive earnings per share regardless of whether the triggering contingency has been satisfied. For GTI, this accounting change will result in the addition of 13.6 million common shares to the shares outstanding. Accordingly, earnings outlook for 2005 is based upon 112.6 million dilutive weighted average shares outstanding for the 2005 full year, which includes the shares attributable to GTI’s convertible debentures. Note that the diluted earnings per share outlook also exclude the interest expense on those contingent convertible debentures of $1 million before and after tax in accordance with accounting literature effective December 15, 2004.

        GTI does not forecast the future impact of changes in stock options or other stock-based compensation or in convertible debentures on earnings, shares outstanding or earnings per share for the periods forecasted, which may change due to grant, exercise, conversion, cancellation, repurchase, redemption or other events or due to changes in share price or accounting principles. GTI is currently assessing the impact of the adoption of FASB Statement No. 123(R), Share-Based Payment, on its consolidated results of operations.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

EBITDA Reconciliation

	Q1 2004	Q4 2004	Q1 2005
Net income (loss)	$-	$9	$2
Add back:
Provision for income taxes	1	10	1
Interest expense	7	12	12
Interest income	(1)	-	-
Antitrust investigations and related lawsuits and claims	1	-	-
Restructuring and impairment losses on long lived and other assets	1	(2)	-
Depreciation and amortization	9	9	9

EBITDA	$18	$38	$24
Other (Income) Expense, net, included above	13	3	6

EBITDA before Other (Income) Expense, net	$31	$41	$30

EBITDA before Other (Income) Expense, net, as a percent of net sales	15.7%	17.7%	14.2%

MEMO : Cash portion of restructuring and impairment losses	-	$(2)	-

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

Reconciliation of Cash From Operations to Free Cash Flow

Q105

Cash flow used for operating activities	($13)
Less:
Capital expenditures	(11)

Free Cash Flow	($24)

Add back legacy payments
Antitrust investigations and related lawsuits
and claims, net	3
Restructuring payments	3

Free Cash Flow before legacy payments	($18)

NOTE ON EBITDA, CASH FROM OPERATIONS AND FREE CASH FLOW RECONCILIATIONS: EBITDA, cash from operations and free cash flow are non-GAAP financial measures that GTI currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that such non-GAAP financial measures are generally accepted as providing useful information regarding a company’s ability to incur and service debt and the productivity and cash generation potential of its ongoing businesses. Management uses such non-GAAP financial measures as well as other financial measures in connection with its decision-making activities. Such non-GAAP financial measures should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. GTI’s method for calculating such non-GAAP financial measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior secured revolving credit facility or its senior notes.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

Net Debt Reconciliation

	Mar-04	Dec-04	Mar-05
Long-term debt	$702	$672	$686
Short-term debt	2	1	0

Total debt	$704	$673	$686
Less:
Fair value adjustments for hedge instruments	23	15	4
Unamortized bond premium	2	2	2
Cash and cash equivalents	66	24	16

Net debt	$613	$632	$664

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5 percent of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GTI also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. Interest rate swaps (current hedge instruments) that have been marked-to-market currently represent a liability of $17 million with an offsetting non-cash adjustment recorded as a component of long-term debt on the Consolidated Balance Sheet. Realized gains on interest rates swaps (terminated hedge instruments) currently represent an increase to long-term debt on the Consolidated Balance Sheet of $21 million and will be amortized into the Consolidated Statement of Operations as a reduction to interest expense over the remaining life of the senior notes. GTI believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness. Management believes net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GTI’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility. GTI does not forecast the fair value adjustment for hedging instruments.